EXHIBIT 23.01

The Board of Directors
European Micro Holdings, Inc.:

We consent to the use of our audit report dated August 24, 2000, except as to notes 3, 9, and 10 which are as of October 5, 2000, on the consolidated financial statements of European Micro Holdings, Inc. and subsidiaries as of June 30, 2000 and 1999, and for each of the years in the three-year period then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/S/ KPMG LLP

Nashville, Tennessee
November 28, 2000